Exhibit 99.1

Press Release	Source: Who's Your Daddy, Inc.

Who's Your Daddy, Inc. is Pleased to Announce the Addition of Wayne Anderson to the Board of Directors
Wednesday May 9, 9:05 am ET

SAN DIEGO--(BUSINESS WIRE)--Who's Your Daddy, Inc. (OTCBB:WYDY - News), a company focused on production and distribution of Who's Your Daddy® "King of Energy (TM)"drinks, today announced the addition of Wayne Anderson as a member of its board of directors.

Mr. Anderson serves as the Managing Member of the General Partner of Around the Clock Partners, LP. Around the Clock Partners, LP is a domestic equity hedge fund based in St. Petersburg, Florida, which concentrates on undervalued small and micro-cap companies. Mr. Anderson stated, "I look forward to working with the Who's Your Daddy team. We at Around the Clock Partners feel that the Company is well positioned for growth with a superior product and a strong management team, combined with extensive production and distribution capabilities. This confidence is reflected in our participation in the recent $3.25 million infusion of equity capital into the Company to restructure its balance sheet and provide working capital for geographic expansion."

Edon Moyal, CEO of Who's Your Daddy, said, "We are pleased to welcome Wayne to the Board of Who's Your Daddy. His extensive financial background will play a major role in executing the Company's strategic plans. We look forward to benefiting from his guidance and insight as we focus our efforts on growing our brands and our businesses to create value for both our consumers and our shareholders."

About Who's Your Daddy, Inc.

Who's Your Daddy, Inc. (www.whosyourdaddyinc.com; www.kingofenergy.com) is a publicly-traded company that designs and licenses a variety of products centered on its trademark-protected brand, "Who's Your Daddy®." In addition to its Regular, Sugar-Free and Green Tea (in regular and sugar-free) "King of Energy(TM)" Drinks, which are manufactured, promoted and sold exclusively by the Company, the Company currently holds trademarks for more than 300 products in the U.S., Mexico, Middle East, Far East, Japan and the European Community. The "Who's Your Daddy®" range of product offerings is designed to appeal to young men, women and sports fans who strive for "style with authority." Who's Your Daddy, Inc. is traded under the WYDY stock ticker.

This document contains "forward-looking statements" related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties which could adversely or positively affect our future results include: consumer tastes, availability of production, general economic conditions, and the activities of competitors. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Contact:
Who's Your Daddy, Inc.
Dan Fleyshman, President, 760-538-5470
info@whosyourdaddyinc.com